EXHIBIT 3

Intellectual property assignment deed

Stragen International N.V.

Stragen Investment B.V.

Stragen Pharma S.A.

ChemGenex Pharmaceuticals Limited ACN 000 248 305

Version:     26 May 2008

Table of contents

Parties			1

Background			1

Agreed terms			1

1	Definitions and interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	4

2	Conditions precedent		5
	2.1	Condition precedent	5
	2.2	Parties must cooperate	5
	2.3	Termination if conditions not fulfilled	6
	2.4	Effect of failure to satisfy Condition Precedent	6

3	Assignment		6
	3.1	Assignment and licences	6
	3.2	Rights and restrictions	7
	3.3	Further assurances	7
	3.4	Data transfer	7
	3.5	Additional information and materials	8
	3.6	Registration and maintenance of patents	8

4	Warranties		9
	4.1	Capacity warranties	9
	4.2	Intellectual Property Rights warranties	9

5	Indemnity		10
	5.1	Stragen indemnity	10

6	Merger and survival		10
	6.1	Merger	10
	6.2	Survival	10

7	Notices		10
	7.1	Method of giving notice	10
	7.2	When is notice given	11
	7.3	Address for notices	11

8	General		11
	8.1	Power of attorney	11

8.2	Rights cumulative	11
8.3	Time of the essence	11
8.4	Amendments	11
8.5	Approval and consent	11
8.6	Costs	11
8.7	Assignment and novation	12
8.8	Counterparts	12
8.9	Entire agreement	12
8.10	Governing law and jurisdiction	12
8.11	Joint and several liability	12
8.12	Waiver	13
8.13	Negation of agency	13
8.14	Severability	13
8.15	Force majeure	13

Schedule 1		14
General		14

Schedule 2		15
Stragen Patents		15

Execution		16

2

Intellectual property assignment deed

Dated May 29, 2008

Parties

Assignor

Stragen International N.V., PO Box 897, Willemstad, Curaçao, Netherlands Antilles

Stragen Investment B.V., Westblaak 89, PO Box 23169, 3012 KG Rotterdam, Netherlands

and

Stragen Pharma S.A., 3, Rue Hugo-de-Senger, PO Box 617, CH-1211 Geneva 4

(jointly and severally)

Assignee	ChemGenex Pharmaceuticals Limited ACN 000 248 304

Background

A                                     The Assignee wishes to obtain the Assigned IP.

B                                       The Assignor has agreed to assign ownership of the Assigned IP to the Assignee from the Effective Date on the terms of this deed.

Agreed terms

1                                        Definitions and interpretation

1.1                              Definitions

In this deed:

Term	Definition

Affiliate

means, with respect to a person, any other person which directly or indirectly owns or controls or is owned or controlled by, or is under common control with, the specified person. A corporation or other entity will be regarded as in control of another corporation or entity if it owns or directly or indirectly controls 50% or more of the voting stock or other ownership interest of the other corporation or entity, or if it possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

Term	Definition

Assigned IP

means the Intellectual Property Rights associated with:

(a)                                  the Stragen Patents;

(b)                                 the Trade Marks; and

(c)                                  all Improvements of or to any of the Intellectual Property Rights referred to in subparagraphs (a) and (b),

and includes all Intellectual Property Rights associated with any of the items referred to in subparagraphs (a), (b) or (c) created after the date of this document during the term of the OMA Supply Agreement.

Assignor’s Agent to the FDA	means Damaris DeGraft-Johnson or a suitably qualified replacement mutually agreed by both the Assignor and the Assignee.

ASX	means the Australian Securities Exchange.

Business Day	means a day that is not a Saturday, Sunday or public holiday in Melbourne, Australia or Geneva, Switzerland.

Corporations Act	means Corporations Act 2001 (Cth).

DMF	means drug master file.

Effective Date	means the date specified in Schedule 1.

Escrow Agent	means John Iglehart, Attorney at law, Rue François Bellot 16, 1206 Geneva, Switzerland.

Escrow Materials	means the materials referred to in clauses 3.4(b) and 3.4(c) and includes Improvements and Revisions to or of the Escrow Materials.

Government Agency

means:

(a)                                  a government or government department or other body;

(b)                                 a government, semi-governmental or judicial person; or

(c)                                  a person (whether autonomous or not) who is charged with the administration of a law.

Improvements	includes improvements, modifications and developments.

Intellectual Property Rights	means all intellectual property rights, both in Australia and throughout the world, and includes any copyright, future copyright, Patent, Trade Mark, or right of registration of such rights.

NASDAQ	means the United States securities exchange known by that acronym.

OMA

means omacetaxine mepesuccinate (also known as homoharringtonine) being the compound having the chemical name cephalotaxine, 4’methyl (2’R)-hydroxyl-2’-(4”-hydroxyl-4”-methylpentyl) butanedioate (ester), [3R] and the empirical formula C29-H39-N-09, and its derivatives, analogs and homologs.

OMA API	means OMA as an active pharmaceutical ingredient.

OMA Products	means any drug product containing OMA as an active pharmaceutical ingredient.

Term	Definition

OMA Supply Agreement	means the agreement made or to be made between the Assignee and Stragen Investment B.V. on or about the date of this document for supply of OMA API and OMA Products to the Assignee.

Patent

includes:

(a)                                  granted patents and patent applications;

(b)                                 continuations, continuations-in-part or divisional applications;

(c)                                  patents issuing on pending, continuing, continuation-in-part or divisional applications, including extensions, re-issues and re-examinations; and

(d)                                 any and all corresponding foreign applications and patents, including any additions, confirmations, extensions, registrations, renewals, revalidation, substitution and supplementary protection certificates.

Quality	has the meaning given to that term in the clause 6.3(a) of the OMA Supply Agreement.

Regulatory Agency	means any supra-national, federal, state or local regulatory agency or government authority.

Regulatory Filings

means all regulatory filings and submissions (except restricted confidential information in the DMF)made by the Assignor for the development, sale, supply or manufacture of OMA API or OMA Products and includes all associated data including:

(a)                                  preclinical and clinical data; and

(b)                                 chemistry, manufacturing and controls data.

Revisions	means revised versions of Regulatory Filings including the restricted confidential information in the DMF.

Shares	means 37,235,343 ordinary shares in ChemGenex Pharmaceuticals Limited ACN 000 248 304.

Stragen Knowhow

means proprietary techniques, test results, information and data in relation to OMA, OMA API and OMA Products including inventions, practices, methods, knowledge, knowhow, assays, compositions of matter, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, manufacturing data and descriptions which is within the control or knowledge of the Assignor, or which is developed or acquired by the Assignor, whether prior to or during the term of the OMA Supply Agreement.

Stragen Patents

means the Assignor’s worldwide:

(a)                                  granted patents and patent applications;

(b)                                 continuations, continuations-in-part or divisional applications;

(c)                                  patents issuing on pending, continuing, continuation-in-part or divisional applications, including extensions, re-issues and re-examinations; and

(d)                                 any and all corresponding foreign applications and patents, including any additions, confirmations, extensions, registrations, renewals, revalidation, substitution and supplementary protection certificates,

Term	Definition

that cover the manufacture, exploitation, sale, offer for sale or importation of OMA, OMA API or OMA Products as set out in the list of patents attached as Schedule 2.

Trade Mark

includes:

(a)                                  registered trade marks and trade mark applications;

(b)                                 unregistered trade marks;

(c)                                  divisional applications;

(d)                                 registrations obtained on pending or divisional applications; and

(e)                                  any and all corresponding foreign applications and registrations,

for the words ‘MYELOSTAT’ and other marks that the Assignor registers anywhere in the world with respect to OMA, OMA API or OMA Products.

Trade Secrets

means all secret processes, formulae and technical information relating to the use of the Stragen Patents which is possessed, developed or acquired by the Stragen prior to or during the term of the OMA Supply Agreement, if any.

1.2                              Interpretation

In this deed:

(a)                                 a singular word includes the plural and vice versa;

(b)                                a word which suggests one gender includes the other gender;

(c)                                 a reference to a clause, schedule, annexure or party is a reference to a clause of, and a schedule, annexure or party to, this deed and references to this deed include any schedules or annexures;

(d)                                a reference to a party to this deed or any other document or agreement includes the party’s successors, permitted substitutes and permitted assigns;

(e)                                 if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(f)                                   a reference to a document or agreement (including a reference to this deed) is to that document or agreement as amended, novated, supplemented, varied or replaced;

(g)                                a reference to legislation or to a provision of legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(h)                                a reference to a person includes a corporation, trust, partnership, unincorporated body, government and local authority or agency, or other entity whether or not it comprises a separate legal entity;

(i)                                    a reference to ‘month’ means calendar month;

(j)                                     no rule of construction applies in the interpretation of this deed to the disadvantage of the party preparing the document on the basis that it put forward this document or any part of it;

(k)                                  a reference to ‘$’ or ‘dollar’ is to Australian currency;

(l)                                     the meaning of any general language is not restricted by any accompanying example, and the words ‘includes’, ‘including’, ‘such as’ or ‘for example’ (or similar phrases) do not limit what else might be included;

(m)                               a reference to ‘writing’ includes any method of representing or reproducing words, figures or symbols in permanent and visible form, but does not include electronic form unless expressly stated to include electronic form;

(n)                                clause headings are for convenient reference only and have no effect in limiting or extending the language to which they refer;

(o)                                 a reference to a party is a reference to the Assignor or Assignee, and a reference to the parties is a reference to both the Assignor and the Assignee; and

(p)                                 each party must bear its own costs in relation to the preparation, negotiation, signing and performance of this agreement.

2                                        Conditions precedent

2.1                              Condition precedent

Except for this clause and clauses 7 and 8, this document is conditional on satisfaction of the following conditions (Conditions Precedent):

(a)                                The requisite majority of the Assignee’s shareholders must by 31 July 2008 approve the issue and the allotment of the Shares to Stragen International N.V. ., at a general meeting of shareholders (General Meeting), as required under ASX Listing Rule 7.1 (or an applicable waiver from ASX) and otherwise in accordance with the Corporations Act, the ASX Listing Rules and the NASDAQ Rules as applicable;

(b)                               Stragen International N.V . must by 31 July 2008 provide the Assignee with confirmation that the issue, sale and delivery of the Shares to Stragen International N.V. , is exempt from the requirements to file a prospectus or deliver an offering memorandum under applicable securities legislation in Stragen International N.V.’s home jurisdiction, together with such certification as the Assignee may reasonably require to confirm compliance with the relevant requirements; and

(c)                                The Shares must be allotted and issued to Stragen International N.V. within 48 hours after the conclusion of the General Meeting.

2.2                              Parties must cooperate

Each party must:

(a)                                cooperate with the other and use reasonable endeavours to ensure that the conditions in clause 2.1 are satisfied as soon as is reasonably possible;

(b)                               sign and deliver all documents and instruments and do everything necessary or desirable to carry out its obligations under this clause;

(c)                                take no action that might prevent or hinder the satisfaction of the Conditions Precedent;

(d)                               keep the other party regularly informed of the status of any discussions or negotiations about the Conditions Precedent; and

(e)                                promptly notify the other party on becoming aware of the satisfaction of any Conditions Precedent or of any Conditions Precedent becoming incapable of being satisfied.

2.3                              Termination if conditions not fulfilled

(a)                                If by 3 August 2008 or another date the parties agree in writing, any of the Conditions Precedent remain unsatisfied, either party may by written notice to the other party, terminate this document.

2.4                              Effect of failure to satisfy Condition Precedent

If this document is terminated under clause 2.3:

(a)                                 this document terminates and it is of no further effect except for this clause; and

(b)                                 the HHT Development and Commercialisation Agreement made between the parties on 27 June 2005 and the Supply and Distribution Agreement of 27 June 2005 will apply.

3                                        Assignment

3.1                              Assignment and licences

(a)                                The Assignor assigns to the Assignee all right, title and interest in the Assigned IP on the Effective Date.

(b)                                 From the Effective Date, the Assignor grants to the Assignee an exclusive, perpetual, irrevocable, worldwide, royalty free licence, with the right to grant sublicences, to use the Regulatory Filings, for any clinical development, manufacturing, testing, packaging, marketing, sale or other commercialisation of OMA API or OMA Products.

(c)                                  Subject to clauses 3.4 and 3.5, it is understood and recognized between the parties that the Assignor does not assign any Stragen Knowhow or any Trade Secrets under the terms of this document.

(d)                                 From the Effective Date, the Assignee grants to Stragen Pharma S.A., for the term of the OMA Supply Agreement, an exclusive, worldwide, royalty free licence to use:

(i)                                   the Assigned IP; and

(ii)                                  the Regulatory Filings;

solely for the purpose of manufacturing OMA API and OMA Products for the Assignee in accordance with the OMA Supply Agreement.

(e)                                  The Assignor may sublicense its rights under clause 3.1(d) to an Affiliate, without prior approval from the Assignee, as long as there is no new manufacturer or manufacturing facilities involved.  The  requirements in clause 4.3 of the OMA Supply Agreement only apply to a situation where a new manufacturer or new manufacturing facilities are concerned.

(f)                                    The licence granted under clause 3.1(d) will remain in full force and effect as long as the parties are bound by the OMA Supply Agreement.

3.2                              Rights and restrictions

(a)                                From the Effective Date:

(i)                                   the Assignor assigns to the Assignee the right to sue for and recover damages and other relief in relation to the infringement of the Assigned IP and any causes of action that the Assignor has in relation to the Assigned IP, whether before or after the Effective Date; and

(ii)                                 the Assignor must not file any Patent that covers the manufacture, exploitation, sale, offer for sale or importation of OMA, OMA API or any OMA Product, or any process or method of manufacture for OMA, OMA API or any OMA Product.

3.3                              Further assurances

If requested by the Assignee, the Assignor must:

(a)                                bring into existence, sign, execute or otherwise deal with any document or take any action which may be necessary to enable the vesting of the Assigned IP in the Assignee, or the registration of the Assigned IP in the name of the Assignee; and

(b)                                 procure each person who is an inventor in relation to, or who at any time prior to the Effective Date owned, any part of the Assigned IP, to sign all documents required to assign the Assigned IP to the Assignee.

3.4                              Data transfer

(a)                                The Assignor must disclose, deliver and transfer to the Assignee:

(i)                                   copies of all Regulatory Filings; and

(ii)                                  all other data and information in the possession or control of the Assignor that is necessary for the Assignee to exercise the Assigned IP;

within 28 days of the date of satisfaction of the Conditions Precedent and at any other time during the term of the OMA Supply Agreement on request by the Assignee.

(b)                               Within 28 days from the date of satisfaction of the Conditions Precedent the Assignor must deliver to the Escrow Agent a complete, accurate and legible copy (and an additional electronic copy) of its latest version of the restricted part of the DMF for OMA API that is confidential to the Assignor.

(c)                                  At the same time as submission to the relevant Regulatory Agencies, the Assignor must notify the Assignee, and deliver to the Escrow Agent a complete, accurate and legible copy (and an additional electronic copy) of:

(i)                                   the final version of the restricted part of the DMF for OMA API that is confidential to the Assignor; and

(ii)                                 all updated versions of the restricted part of the DMF for OMA API that is confidential to the Assignor, as maintained live by the relevant Regulatory Agency.

(d)                               During the term of the OMA Supply Agreement, the Assignor must also promptly deliver to the Escrow Agent copies (including an electronic copies) of all Improvements and Revisions to or of the Escrow Materials.

(e)                                  The Escrow Materials will be delivered to the Escrow Agent by the Assignor.  At the latest on 31 July each year, the Assignor’s Agent to the FDA will send to the Assignee a letter attesting that the Escrow Materials represent the current copy of the restricted part of the DMF for OMA API.

(f)                                    The Escrow Agent must be appointed in accordance with the terms of an escrow agreement that is first approved by the Assignee, and which provides that:

(i)                                   The Escrow Materials will be held by the Escrow Agent confidentially until :

(A)                              the expiration of the OMA Supply Agreement, in which case the Escrow Materials will be returned to the Assignor;

(B)                                the termination of the OMA Supply Agreement due to no fault from the Assignor, in which case the Escrow Material will be returned to the Assignor; or

(C)                                the termination of the OMA Supply Agreement due to failure, or reasonably anticipated failure, to supply Quality compliant OMA API or Quality compliant OMA Product to the Assignee, for a period of three consecutive months.  In such case, an evaluation committee (Committee) will be instituted to determine whether the conditions set forth in this article are met. The Committee will be composed of three persons, each party designating one, and jointly appointing a third person. If the Committee decides that the condition set forth in this article are met, then:

(I)                                the Escrow Materials will be released to the Assignee; and

(II)                               all title and Intellectual Property Rights subsisting in and with respect to the Escrow Materials will vest in the Assignee, and the Assignee may use and disclose the Escrow Materials.

(g)                               Should one of the parties fail to appoint a person to the Committee upon request of the other party (initiating party) and proper written notice, within a period of one month, then the decision will be deemed in favour of the initiating party.

3.5                              Additional information and materials

The Assignor must provide to the Assignee, in English, any information and other material in the possession or control of the Assignor (except for the restricted confidential information in the DMF that will be remitted directly to the competent authority and the Escrow Agent) that the Assignee requests (or that any Regulatory Agency requires) in support of any applications for OMA Product registration (including regulatory filings to support clinical development).

3.6                              Registration and maintenance of patents

(a)                                Subject to the Assignee’s right to allow patents to lapse in accordance with clause 3.6(b), the Assignee must do all acts, matters and things (including but not limited to the payment of all transfer fees, maintenance and renewal fees) and execute all documents necessary to maintain the assigned Stragen Patents in force. The Assignee must produce to the Assignor periodically evidence that that such fees have been paid and that the protection of the assigned Stragen Patents is secured.

(b)                                 The Assignee must notify the Assignor if it intends to allow any of the Stragen Patents to lapse.  In such case, the Assignor will have the right to redeem the patent without payment due to the Assignee.

(c)                                  The Assignee must notify the Assignor with respect to action or proceedings instituted for the revocation of the Stragen Patents of which it is aware. The Assignee will decide whether or not to defend, at its own cost, any such action or proceedings after consultation with the Assignor. Should the Assignee decide not to defend any such action or proceedings, then Assignor will be free to do so.

4                                        Warranties

4.1                              Capacity warranties

The Assignor represents and warrants, and it is condition of this deed, that:

(a)                                the Assignor is a validly existing body corporate that is incorporated (or taken to be incorporated), or registered, under applicable corporations laws;

(b)                                 the Assignor has the corporate power to own its assets and to carry on its business as that business is now being conducted;

(c)                                  the Assignor has full power and authority to enter into and perform its obligations under this deed;

(d)                                 the Assignor has taken all necessary action to authorise the execution, delivery and performance of this deed in accordance with its terms; and

(e)                                the execution, delivery and performance by the Assignor of this deed does not and will not violate:

(i)                                   its constitution or other constituent documents; or

(ii)                                 any encumbrance or document which is binding upon it or any Related Body Corporate or any assets of it or any assets of a related body corporate.

4.2                              Intellectual Property Rights warranties

The Assignor represents and warrants, and it is a condition of this deed, that:

(a)                                  the Assignor has the right and authority by ownership to provide the Assignee with the rights described in clauses 3.1(a) and 3.1(b) and to disclose the Regulatory Filings and the Escrow Materials;

(b)                                 the Assigned IP, the Regulatory Filings, the Escrow Materials, and any material provided to the Assignee by the Assignor under this deed will not infringe the Intellectual Property Rights or other rights of any third party; and

(c)                                  the exercise of the rights described in clauses 3.1(a) and 3.1(b) and use of  the Regulatory Filings or Escrow Materials by the Assignee will not infringe the Intellectual Property Rights or other rights of any third party.

5                                        Indemnity

5.1                              Indemnity

(a)                                Each party will indemnify the other party and the other party’s officers, directors, employees, consultants, contractors, sublicensees, subdistributors and agents, from and against all loss or damage (including legal costs) incurred or suffered by any of them, however caused in connection with any breach of this document.

(b)                                 The Assignor will indemnify the Assignee, and the Assignee’s officers, directors, employees, consultants, contractors, sublicensees, subdistributors and agents, from and against all loss or damage (including legal costs) incurred or suffered by any of them, however caused in connection with any claim by a third party that the exercise of the Assigned IP, or the use of the Escrow Materials, by the Assignee or any sublicensee of the Assignee infringes the Intellectual Property Rights or other rights of that third party.

6                                        Merger and survival

6.1                              Merger

The rights and obligations of the parties under this deed do not merge on completion of any transaction contemplated by this deed.

6.2                              Survival

Termination of this deed will not affect any provision of this deed which is expressly or by implication intended to come into force or continue on or after the termination.

7                                        Notices

7.1                              Method of giving notice

A notice, consent or communication including any request, demand, agreement, approval or confirmation under this deed is only effective if it is:

(a)                                in legible writing, signed by or on behalf of the person giving it;

(b)                                 in English;

(c)                                  addressed to the person to whom it is to be given; and

(d)                                 given as follows:

(i)                                   delivered by hand to that person’s address;

(ii)                                  sent by prepaid mail (and by prepaid airmail if the person is overseas) to that person’s address; or

(iii)                             sent by fax to that person’s fax number where the sender receives a transmission confirmation report from the despatching machine indicating the transmission has been made without error and showing the relevant number of pages and the correct destination fax number or name of recipient.

7.2                              When is notice given

A notice, consent or communication delivered under clause 7.1 is given and received:

(a)                                if it is hand delivered or sent by fax:

(i)                                   by 5.00pm (local time in the place of receipt) on a Business Day, on that day; or

(ii)                                 after 5.00pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day, on the next Business Day; and

(b)                               if it is sent by post:

(i)                                   within Australia, three Business Days after posting; or

(ii)                                  to or from a place outside Australia, seven Business Days after posting.

7.3                              Address for notices

A party’s address and fax number are those set out in Schedule 1 of this deed (if any), or as the party notifies the sender.

8                                        General

8.1                              Power of attorney

The Assignor will appoint the chief executive officer of the Assignee, whenever necessary,  from time to time as its attorney for the purposes of signing all documents  required to transfer or register the Assigned IP in the name of the Assignee, or with respect to the lodgement of any regulatory filings or submissions with respect to OMA, OMA API or OMA Products.

8.2                              Rights cumulative

Unless expressly stated otherwise in this deed, the rights and remedies under any indemnity or otherwise provided under this deed are cumulative and not exclusive of any rights or remedies provided by law or any other right or remedy.

8.3                              Time of the essence

Time is of the essence in the performance of obligations of the parties  under this deed.

8.4                              Amendments

This deed may only be amended by written agreement between all parties.

8.5                              Approval and consent

Where this deed contemplates that one party  may consent to, elect, determine, approve, nominate, decide or consider any matter or thing, that party  may provide such consent or make such election, determination, approval, nomination, decision or consideration in its absolute discretion and conditionally or unconditionally without being required to give reasons or act reasonably, unless this deed expressly requires otherwise.

8.6                              Costs

(a)                                Each party must bear its own costs in relation to the preparation, negotiation, signing and performance of this document.

(b)           The Assignee must pay all stamp duty (including penalties and interest) assessed or payable in connection with this deed.

(c)           The Assignee must pay all stamp duties (including fines, penalties and interest) imposed or levied in Australia in connection with the transfer of the Assigned IP or the issue and allotment of the Shares pursuant to this document, excluding any capital gains, income or other taxes that may subsequently be payable with respect to the Shares.

8.7          Assignment and novation

(a)           The Assignor must not assign (except to it’s Affiliates, where Assignee’s consent is not required except to the extent that a new manufacturer or new manufacturing facilities are involved), in whole or in part, or novate the Assignor’s rights and obligations under this deed without the prior consent of the Assignee, provided that the Assignor remains liable to the Assignee with respect to any breach of the Assignor’s obligations or warranties under this document.

(b)           The Assignee may assign its interest under this deed.

(c)           If required by the Assignee the Assignor must enter into a deed of novation with the Assignee and a third party nominated by the Assignee on terms specified by the Assignee.

8.8          Counterparts

This deed may be executed in any number of counterparts and all counterparts together make one instrument.

8.9          Entire agreement

This deed represents the parties’ entire agreement, and supersedes all prior representations, communications, agreements, statements and understandings, whether oral or in writing, relating to its subject matter.

8.10        Governing law and jurisdiction

(a)           This document will be governed by and construed in accordance with the laws of Switzerland, State of Geneva.

(b)           In the event of any dispute arising between the parties in connection with this document, the party considering that a dispute has arisen, must issue a notice to the other party setting out reasonable particulars about the dispute.

(c)           Each party’s president or chief executive officer  must then meet and negotiate in good faith to resolve the dispute amicably.

(d)           If the dispute is not settled within 60 days after the meeting referred to in the previous subclause, the dispute will be finally settled in accordance with the rules of the International Chamber of Commerce (ICC) by one arbitrator appointed in accordance with those rules.  The arbitration will take place in Geneva.  The language of the arbitration will be English.

8.11        Joint and several liability

If a party to this deed consists of more than one person then an obligation of those persons under this deed is joint and several.

8.12        Waiver

(a)           The failure of a party at any time to require full or partial performance of any provision of this deed does not affect in any way the right of that party to require that performance subsequently.

(b)           A single or partial exercise of or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy.

(c)           A right under this deed may only be waived in writing signed by the party granting the waiver, and is effective only to the extent specifically set out in the waiver.

8.13        Negation of agency

Unless expressly stated otherwise, this deed does not create a relationship of employment, trust, agency or partnership between the parties.

8.14        Severability

Each provision of this deed will be read and construed as a separate and severable provision or part and if any provision is void or otherwise unenforceable for any reason then that provision will be severed and the remainder will be read and construed as if the severable provision had never existed.

8.15        Force majeure

(a)           Neither party shall be in default for any failure to fulfill any of its obligations under this document caused by Force Majeure. Each party must notify the other party immediately upon occurrence of Force Majeure and during the whole duration thereof. Notwithstanding this provision, the party claiming Force Majeure will be required to use its best commercially reasonable efforts to fulfill its performance by other means.

(b)           For the purpose of this Agreement, Force Majeure is defined as follows: causes beyond the best endeavors of either party to avoid and beyond the control of the affected party without its fault or negligence, including without limitation, strikes or destruction or disruption of production facilities by fire or storm, failure of public utilities or of carriers.

(c)           If such Force Majeure prevents either party from fulfilling its obligations under this document for more than one hundred and twenty (120) days, then the other party shall have the right to terminate this Agreement.

Schedule 1

General

Effective Date	means the date of the allotment of the Shares to Stragen International N.V.

Address for service of Assignor	C/o Stragen Pharma S.A. 3, Rue Hugo-de-Senger PO Box 617 CH-1211 Geneva 4 Fax + 41 22 809 40 99

Address for service of Assignee	Level 4 199 Moorabool Street Geelong, Victoria, 3220 Australia Fax + 61 3 5229 0100

Schedule 2

Stragen Patents

Execution

EXECUTED as a deed

Signed sealed and delivered

by Stragen International N.V. by:

•	Director	•	Director/Secretary

•	Full name of Director	•	Full name of Director/Secretary

Signed sealed and delivered

by Stragen Investment B.V. by:

•	Director	•	Director/Secretary

•	Full name of Director	•	Full name of Director/Secretary

Signed sealed and delivered

by Stragen Pharma S.A. by:

•	Director	•	Director/Secretary

•	Full name of Director	•	Full name of Director/Secretary

Signed sealed and delivered

by ChemGenex Pharmaceuticals Limited
ACN 000 248 304 by:

•	Director	•	Director/Secretary

•	Full name of Director	•	Full name of Director/Secretary